Exhibit 99.1
SI-BONE, Inc. Reports First Quarter 2020 Financial Results

SANTA CLARA, Calif. May 4, 2020 - SI-BONE, Inc. (Nasdaq:SIBN), a medical device company dedicated to solving musculoskeletal disorders of the sacropelvic anatomy, today reported financial results for the quarter ended March 31, 2020.

Recent Highlights
•Revenue of $16.8 million for the first quarter 2020, representing a 12% increase over the corresponding period in 2019
•U.S. revenue of $15.3 million for the first quarter 2020, representing a 14% increase over the corresponding period in 2019
•Received FDA 510(k) clearance for an expanded indication for the iFuse Implant System to support the Company's trauma program
•Obtained positive coverage by Health Alliance Plan, a commercial payor in Michigan

“Our SI-BONE team has shown tremendous efforts and strength through these difficult times. I am incredibly proud to be part of this team and believe that we will come out of this period even stronger as a company," said Jeffrey Dunn, President, CEO and Chairman. “The underlying fundamentals of our business remain strong. Through mid-March, we saw record procedure volumes resulting from the significant investments we made across our commercial organization to develop this market, and we are taking a very disciplined and thoughtful approach to financial decisions and capital allocation priorities.”

First Quarter 2020 Financial Results

Revenue was $16.8 million in the first quarter 2020, a 12% increase from $15.0 million in the corresponding prior period in 2019. U.S. revenue for the first quarter 2020 was $15.3 million, a 14% increase from $13.5 million in the corresponding prior period in 2019 primarily driven by growth of domestic case volumes. Our international revenue was $1.5 million in the first quarter 2020, flat compared to the corresponding period in 2019. Though our total revenue increased as discussed above, it was partly impacted by lower than anticipated case volumes specifically in the second half of March 2020 due to the effects of COVID-19.

Gross margin was 89% for the first quarter 2020, as compared to 90% in the corresponding prior period in 2019. The change in gross margin was due to higher cost of operations to support the growth of the business.

Operating expenses were $26.8 million in the first quarter 2020, as compared to $22.3 million in the corresponding prior period in 2019, an increase of 20%. The increase in operating expense was primarily driven by higher employee related costs due to higher headcount mainly from sales hiring, surgeon training and stock-based compensation.

Operating loss was $11.9 million in the first quarter 2020, as compared to $8.8 million in the corresponding prior period in 2019.

Net loss was $12.8 million, or $0.47 per diluted share for the first quarter 2020, as compared to $9.3 million, or $0.38 per diluted share in the corresponding prior period in 2019.

Cash and marketable securities were $146.2 million as of March 31, 2020. This includes a follow-on offering, completed during the first quarter of 2020, which raised net proceeds of $63.4 million after deducting the underwriting discounts and commissions.

2020 Guidance

As previously reported on Form 8-K filed on April 2, 2020, due to the evolving environment and continued uncertainties from the impact of COVID-19, SI-BONE has withdrawn its previously announced guidance for the full year 2020. The COVID-19 pandemic is a highly fluid situation and it is not currently possible for the Company to reasonably estimate the impact it may have on financial and operating results.

ESG

As SI-BONE progresses through its second full year as a public company, the Company has worked to improve overall corporate disclosure. In response to the evolving shareholder interest in Environmental, Social and Governance (ESG) topics, SI-BONE anticipates updating its related disclosures during the second quarter of 2020.
Webcast and Conference Call Information

SI-BONE will host a conference call to discuss the first quarter 2020 financial results after market close on Monday, May 4, 2020 at 4:30 P.M. Eastern Time. The conference call can be accessed live over the phone (866) 470-1968 for domestic callers or (409) 217-8248 for international callers, using conference ID: 7919778. The webcast can be accessed at https://investor.si-bone.com.

About SI-BONE, Inc.

SI-BONE is a medical device company that pioneered minimally invasive surgery of the SI joint with the iFuse Implant System. Studies have shown that the SI joint can be a source of pain in 15% to 30% of chronic low back pain. The iFuse Implant™, commercially available since 2009, is the only SI joint fusion device supported by multiple prospective clinical studies, including two randomized controlled trials, showing improved pain, patient function and quality of life resulting from treatment. There are over 80 peer-reviewed publications demonstrating the safety, durable effectiveness, and biomechanical and economic benefits unique to the iFuse Implant (www.si-bone.com/results). This body of evidence has enabled multiple government and private insurance payors to establish coverage of the SI joint fusion procedure exclusively when performed with the iFuse Implant System.

The iFuse Implant System is intended for sacroiliac fusion for conditions including sacroiliac joint dysfunction that is a direct result of sacroiliac joint disruption and degenerative sacroiliitis. This includes conditions whose symptoms began during pregnancy or in the peripartum period and have persisted postpartum for more than 6 months. The iFuse Implant System is also intended for sacroiliac fusion to augment stabilization and immobilization of the sacroiliac joint in skeletally mature patients undergoing sacropelvic fixation as part of a lumbar or thoracolumbar fusion. In addition, the iFuse Implant System is intended for sacroiliac fusion in acute, non-acute, and non-traumatic fractures involving the sacroiliac joint. There are potential risks associated with the iFuse Implant System. It may not be appropriate for all patients and all patients may not benefit.

For additional information on the company or the products including risks and benefits, please visit www.si-bone.com/risks.

Forward Looking Statements

The first quarter 2020 financial results and statements in this press release regarding expectations of future events or results, as well as SI-BONE's expectations set forth under the caption "2020 Financial Guidance" are "forward-looking" statements. These forward-looking statements are based on SI-BONE's current expectations and inherently involve significant risks and uncertainties and, in the case of its first quarter 2020 financial results, are subject to quarter-end closing adjustments. These risks include the impact the COVID-19 pandemic will have on the ability and desire of patients and physicians to undergo procedures using the iFuse Implant System, the duration of the COVID-19 pandemic, whether the COVID-19 pandemic will recur in the future, and SI-BONE's ability to increase demand for iFuse, expand geographically, and obtain favorable coverage and reimbursement determinations from third-party payors. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these and other risks and uncertainties, many of which are described in the company's filings on Form 10-K and Form 10-Q, and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC's Internet site (www.sec.gov), especially under the caption "Risk Factors". SI-BONE does not undertake any obligation to update forward-looking statements and expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.

Investor Contact
Lynn Lewis or Carrie Mendivil
investors@SI-BONE.com

SI-BONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue	$16,821	$14,991
Cost of goods sold	1,932	1,526
Gross profit	14,889	13,465
Gross margin	89%	90%

Operating expenses:
Sales and marketing	19,281	15,815
Research and development	2,090	1,683
General and administrative	5,400	4,766
Total operating expenses	26,771	22,264

Loss from operations	(11,882)	(8,799)
Interest and other income (expense), net:
Interest income	498	744
Interest expense	(1,231)	(1,230)
Other expense, net	(157)	(60)
Net loss	$(12,772)	$(9,345)

Net loss per share, basic and diluted	$(0.47)	$(0.38)
Weighted-average number of common shares used to compute basic and diluted net loss per share	27,252,409	24,390,648

SI-BONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$67,568	$10,435
Short-term investments	77,373	81,345
Accounts receivable, net	9,361	11,720
Inventory	5,726	5,452
Prepaid expenses and other current assets	1,936	2,510
Total current assets	161,964	111,462
Long-term investments	1,274	1,278
Property and equipment, net	4,269	3,954
Other non-current assets	312	315
TOTAL ASSETS	$167,819	$117,009

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,577	$2,811
Accrued liabilities and other	9,284	11,605
Current portion of long-term borrowings	8,731	4,358
Total current liabilities	20,592	18,774
Long-term borrowings	30,557	34,865
Other long-term liabilities	400	362
TOTAL LIABILITIES	51,549	54,001

Stockholders' Equity:
Common stock and additional paid-in capital	323,925	258,124
Accumulated other comprehensive income	697	464
Accumulated deficit	(208,352)	(195,580)
TOTAL STOCKHOLDERS' EQUITY	116,270	63,008
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$167,819	$117,009